Exhibit 10.2

AMENDMENT TO

DEFERRED COMPENSATION AGREEMENT

THIS AMENDMENT TO DEFERRED COMPENSATION AGREEMENT (this “Amendment”), dated as of June 19, 2025 (the “Effective Date”), is made by and between Elauwit Connection, Inc., a Delaware corporation (the “Company”), Daniel McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette (each, an “Executive”).

WITNESSETH

WHEREAS, the Company and each Executive entered into the Deferred Compensation Agreement (the “Agreement”) on August 20, 2024 to provide a mechanism for the repayment of compensation deferred from December 2020 to November 2022;

WHEREAS, pursuant to the Agreement, beginning on June 1, 2024, the Company agreed to pay a minimum of $2,500 per month to each Executive until all outstanding deferred compensation has been paid in full;

WHEREAS, pursuant to the Agreement, the Company may prepay the arrearages in whole or in part or increase the minimum monthly payments in its discretion subject to approval of the disinterested directors of the Company; and

WHEREAS, the Company and each Executive desire to amend the terms of the Agreement relating to prepayment of the deferred compensation.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and each Executive agree as follows:

1.      Amendment. Section 2 of the Agreement is hereby amended by replacing the text of Section 2 in its entirety with the following:

“2. Repayment of Arrearages. Commencing June 1, 2024, Elauwit has paid the sum of $2,500 per month to each of McDonough, Rubens, Jones and Arnette. In the event Elauwit completes an initial public offering of its Class A common stock (the “IPO”), Elauwit agrees to prepay all arrearages to McDonough, Rubens, Jones and Arnette in full within 30 days of the closing of the IPO. From the Effective Date until the closing of the IPO, and for the avoidance of doubt, if Elauwit does not complete the IPO, Elauwit agrees to continue monthly payments at the minimum amount of $2,500 to McDonough, Rubens, Jones and Arnette until all arrearages are repaid in full. Elauwit may prepay the arrearages in whole or in part or increase the monthly minimum payments in its discretion subject to the approval of disinterested Directors. Any prepayment or monthly increase shall apply equally to McDonough, Rubens, Jones and Arnette.”

2.      Effect of Amendment. This Amendment amends the terms of the Agreement. Except as specifically amended herein, the terms of the Agreement shall remain in full force and effect.

3.      Miscellaneous. This Amendment may be executed in counterparts and exchanged between the parties electronically, each of which shall be deemed an original and binding to the same extent as a handwritten signature, and together shall constitute one and the same agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the Company, Daniel McDonough, Jr., Barry Rubens, Taylor Jones and Sean Arnette have executed this Amendment as of the Effective Date.

THE COMPANY

ELAUWIT CONNECTION, INC.

By:	/s/ Elbert Basolis
Name:	Elbert Basolis
Title:	Director

/s/ Daniel McDonough, Jr.
DANIEL MCDONOUGH, JR.

/s/ Barry Rubens
BARRY RUBENS

/s/ Taylor Jones
TAYLOR JONES

/s/ Sean Arnette
SEAN ARNETTE

[Signature Page to Amendment to Deferred Compensation Agreement]